Exhibit (h)(11)

MASTER ACCOUNTING SERVICES AGREEMENT

This Agreement is made as of April 9, 2007 by and among each management investment company identified on Appendix A hereto (each such management investment company and each other management investment company made subject to this Agreement in accordance with Section 8.5 below, shall hereinafter be referred to as a “Fund” and are sometimes collectively hereinafter referred to as the “Funds”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the “Accounting Agent”).

WHEREAS, each Fund desires to retain the Accounting Agent to perform certain fund accounting and recordkeeping services;

WHEREAS, each Fund is authorized to issue common stock or shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, each Fund so authorized intends that this Agreement be applicable to its series of Shares as identified on Appendix A hereto (such series together with all other series subsequently established by such Fund and made subject to this Agreement in accordance with Section 8.6 below, shall hereinafter be referred to as the “Portfolio(s)”);

WHEREAS, each Fund not authorized to issue common stock or shares of beneficial interest in separate series intends that this Agreement be applicable to it and that all references hereinafter to one or more “Portfolio(s)” shall be deemed to refer to such Fund(s); and

WHEREAS, the Accounting Agent is willing to perform such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1.	DUTIES OF THE ACCOUNTING AGENT.

SECTION 1.1	BOOKS OF ACCOUNT.

The Accounting Agent shall maintain the books of account of each Fund and shall timely perform the duties described in Appendix B, using reasonable care as provided in Section 3, and in the manner prescribed by such Fund’s currently effective prospectus, statement of additional information, applicable Fund policies and procedures, and other governing documents (collectively, “governing documents”), current copies of which have been supplied to the Accounting Agent by the Fund or duly authorized third party agents of the Fund (each, a “Third Party Agent”) at their initiative.

Each Fund or a Third Party Agent shall provide timely prior notice to the Accounting Agent of any modification in the manner in which such calculations are to be performed as prescribed in any revision to such Fund’s governing documents and shall supply the Accounting Agent with current copies of all amendments and/or supplements to the governing documents in a timely manner at their initiative. For purposes of calculating the net asset value of a Fund, the Accounting Agent shall value each Fund’s portfolio securities utilizing prices obtained from sources designated by such Fund (collectively, the “Authorized Price Sources”) on a Price Source Authorization and Authorization Matrix substantially in the form attached hereto as Exhibit A, as the same may be amended from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 2.2 below) (the “Price Source Authorization”). The Accounting Agent shall not be responsible for any revisions to calculations made by the Fund unless such revisions are communicated in writing to the Accounting Agent.

SECTION 1.2	RECORDS.

The Accounting Agent shall timely create and maintain, using reasonable care as provided in Section 3, all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of each Fund under the Investment Company Act of 1940, as amended, specifically Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the applicable Fund and shall at all times during the regular business hours of the Accounting Agent be open for inspection by duly authorized officers, employees or agents of the applicable Fund and employees and agents of the Securities and Exchange Commission, and will be surrendered promptly to the Funds upon request. Subject to Section 3 below, the Accounting Agent shall preserve for the period required by law the records required to be maintained hereunder.

SECTION 1.3	APPOINTMENT OF AGENTS.

The Accounting Agent may at its own expense employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce the Accounting Agent’s obligations or liabilities hereunder.

SECTION 2.	DUTIES OF EACH FUND.

SECTION 2.1	DELIVERY OF INFORMATION.

Each Fund shall provide, or shall cause a Third Party Agent to provide, timely notice to the Accounting Agent of certain data as a condition to the Accounting Agent’s performance described in Section 1 above. The data required to be provided pursuant to this section is set forth on Schedule A hereto, which schedule may be separately amended or supplemented by the parties from time to time. The Accounting Agent shall have no responsibility and shall be without liability for any loss or damage caused by the failure of any Fund or any Third Party Agent to provide it with such information, but the Accounting Agent shall notify the Fund if, to the actual knowledge of the Accounting Agent, data needed to perform the Accounting Agent’s responsibilities is not received.

2.

Except as provided below, the Accounting Agent is authorized and instructed to rely upon the information it receives from the Fund and all Third Party Agents, Authorized Price Sources and other persons and entities that the Fund shall from time to time authorize to provide such information. The Accounting Agent shall have no responsibility to review or confirm the accuracy or completeness of any data supplied to it by or on behalf of any Fund (“Fund data”), and shall be without liability for any loss or damage suffered as a result of the Accounting Agent’s reliance on and utilization of such information, except that the Accounting Agent is responsible, using reasonable care as provided in Section 3.1, to confirm (A) the accuracy and completeness of Fund data originally prepared by the Accounting Agent, Fund data that Accounting Agent is required to reconcile by Appendix B or other provisions of this Agreement, and Fund data based directly on accounting reports or other data prepared by the Accounting Agent, (except to the extent that such Fund data is based on inaccurate or incomplete data provided by the Fund or any Third Party Agent, and is not subject to a duty of the Accounting Agent to reconcile the data), and (B) that Fund data received from the Fund and all Third Party Agents is properly recorded by the Accounting Agent.

Each Fund acknowledges and agrees that, with respect to investments it maintains with an entity which may from time to time act as a transfer agent for uncertificated shares of registered investment companies (the “Underlying Transfer Agent”), such Underlying Transfer Agent is the sole source of information on the number of shares held by it on behalf of a Fund and that the Accounting Agent has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Accounting Agent in performing its duties under this Agreement.

SECTION 2.2	PROPER INSTRUCTIONS.

The Fund or any other person duly authorized by the Fund shall communicate to the Accounting Agent by means of Proper Instructions. Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Board of Directors or Board of Trustees of a Fund shall have from time to time authorized or (ii) communication effected directly between a Fund or its Third Party Agents and the Accounting Agent by electro-mechanical or electronic devices, provided that such Fund and the Accounting Agent agree to security procedures.

The Accounting Agent may rely upon any Proper Instruction believed by it to be genuine and to have been properly issued by or on behalf of the applicable Fund. Oral instructions shall be considered Proper Instructions if the Accounting Agent reasonably believes them to have been given by a person authorized to give such instructions. The Fund shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. The Fund shall give timely Proper Instructions to the Accounting Agent in regard to matters affecting accounting practices and the Accounting Agent’s performance pursuant to this Agreement.

3.

SECTION 3.	STANDARD OF CARE; LIMITATION OF LIABILITY.

SECTION 3.1	STANDARD OF CARE.

The Accounting Agent shall act in good faith and be held to the exercise of reasonable care in carrying out the provisions of this Agreement. The Accounting Agent shall be entitled to rely on and may act upon the advice of counsel (who may be counsel for the Fund) and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Except as otherwise provided in this Section 3, the Fund shall be without liability for, and the Accounting Agent shall indemnify and hold the Fund free and harmless from, any direct expense, loss, damage, or claim, including reasonable attorney’s fees, suffered by the Fund or its representatives to the extent caused by or resulting from acts or omissions of the Accounting Agent that involved negligence, bad faith, willful misfeasance, or reckless disregard.

SECTION 3.2	LIMITATION OF LIABILITY.

The Accounting Agent shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorney’s fees) in any way due to a Fund’s use of the accounting services or the performance of or failure to perform the Accounting Agent’s obligations under this Agreement. Without in any way limiting the generality of the foregoing, the Accounting Agent shall in no event be liable for any loss or damage arising from causes beyond its reasonable control including, without limitation, delay or cessation of services hereunder or any damages resulting therefrom as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

Further, and without in any way limiting the generality of the foregoing, the Accounting Agent shall have no liability in respect of any loss, damage or expense suffered by the Fund or any third party, insofar as such loss, damage or expense arises from the performance of the Accounting Agent’s duties hereunder by reason of the Accounting Agent’s reliance upon records that were maintained for any Fund by any entity other than the Accounting Agent prior to such Fund’s appointment of the Accounting Agent pursuant to this Agreement.

SECTION 3.3	INDEMNIFICATION OF ACCOUNTING AGENT BY FUND.

The Accounting Agent shall be indemnified by the Fund for, and shall be without liability for, any action taken or omitted by the Accounting Agent in good faith without negligence, bad faith, willful misfeasance, or reckless disregard, including, without limitation, acting in accordance with any Proper Instruction.

Except as otherwise provided in this Section 3.3, each Fund further agrees to indemnify and hold the Accounting Agent free and harmless from any direct expense, loss, damage, or claim, including reasonable attorney’s fees, suffered by the Accounting Agent to the extent caused by or resulting from the acts or omissions of such Fund or any third party whose services the Accounting Agent is authorized to rely upon in performing services hereunder.

4.

SECTION 3.4	INDEMNIFICATION PROCEDURES.

Promptly after receipt by either the Fund or the Accounting Agent (as applicable, the “Indemnified Party”) of notice of a claim, demand, action or suit that may be covered under the indemnification obligations of the other party (the “Indemnifying Party”) under this Section 3 (a “Claim”), the Indemnified Party shall notify the Indemnifying Party thereof. The Indemnified Party shall provide the Indemnifying Party with complete details and pleadings requested by the Indemnifying Party concerning any Claim and shall cooperate fully and in good faith with the Indemnifying Party in investigating and defending the Claim. The Indemnifying Party will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any Claim. In the event the Indemnifying Party elects to assume the defense of the entire Claim and retain counsel, the Indemnified Party or any of its affiliated persons named as defendant or defendants in the Claim may retain additional counsel but shall bear the fees and expenses of such counsel unless the Indemnifying Party shall have specifically authorized in writing the retaining of such counsel. The Indemnified Party shall in no event confess any Claim or settle or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnified Party except with the Indemnifying Party’s prior written consent.

The provisions of this Section 3 shall survive the termination of this Agreement.

SECTION 4.	REPORTS BY INDEPENDENT PUBLIC ACCOUNTANTS.

Accounting Agent will provide the Fund, at such times as the Fund may reasonably require, with reports by independent public accountants on the accounting system and internal accounting control and procedures relating to the services provided by the Accounting Agent under this Agreement.

SECTION 5.	COMPENSATION OF ACCOUNTING AGENT.

The Accounting Agent shall be entitled to reasonable compensation for its services and expenses as Accounting Agent, as agreed upon from time to time between each Fund on behalf of each applicable Portfolio and the Accounting Agent. The fee schedule for these services and expenses may be combined with the fee schedule for services and expense relating to custody.

SECTION 6.	TERM OF AGREEMENT; AMENDMENT.

This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended in writing at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing; provided, however, that this Agreement may, at the sole option of the Accounting Agent, be terminated (in its entirety, with respect to any particular Fund, or with respect to its applicability to any particular Portfolio, as may be applicable) without prior notice by the Accounting Agent, as of the effective date of any termination of any Fund’s custodial services agreement with State Street Bank and Trust Company (in its entirety, with respect to any particular Fund, or with respect to its applicability to any particular Portfolio, as may be applicable).

5.

Termination of this Agreement with respect to the coverage of any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

Upon termination of the Agreement or termination of its coverage with respect to any Fund or Portfolio, such Fund shall pay to the Accounting Agent such compensation as may be due as of the date of such termination (or with respect to the applicable Fund with respect to a coverage termination) and shall likewise reimburse the Accounting Agent for its reasonable costs, expenses and disbursements.

SECTION 7.	SUCCESSOR AGENT.

If a successor accounting agent for any Fund shall be appointed by a Fund, the Accounting Agent shall upon termination deliver to such successor accounting agent at the office of the Accounting Agent all properties of such Fund held by it hereunder as directed by the Fund. If no such successor agent shall be appointed, the Accounting Agent shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

SECTION 8.	GENERAL.

SECTION 8.1	MASSACHUSETTS LAW TO APPLY.

This Agreement shall be governed by, construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts excluding that body of law applicable to conflicts of law.

SECTION 8.2	PRIOR AGREEMENTS.

This Agreement supersedes Section 9 of the Custodian Agreement between the Fund and State Street Bank and Trust Company dated as of December 31, 1997, as subsequently amended (“Custodian Agreement”) (but does not supersede the obligation of the Custodian to cooperate with and supply necessary information to the Accounting Agent), and terminates, as of the date hereof, all other prior agreements between any Fund and the Accounting Agent solely with respect to fund accounting and recordkeeping services regarding such Fund. No other provision of the Custodian Agreement shall otherwise be deemed to be invalid, affected, impaired, or superseded by this Agreement.

SECTION 8.3	ASSIGNMENT.

This Agreement may not be assigned by (a) any of the Funds without the prior written consent of the Accounting Agent or (b) by the Accounting Agent without the prior written consent of the Funds, except that either party may, without such prior consent, assign to an entity controlling, controlled by or under common control with such party or to a successor of all of or a substantial portion of its business.

6.

SECTION 8.4	FORMAL AMENDMENTS/INFORMAL INTERPRETIVE AND ADDITIONAL PROVISIONS.

The parties may formally amend this Agreement by jointly signing a written statement of their intent to enter into such an amendment. In connection with the operation of this Agreement, the Accounting Agent and the Funds may from time to time informally agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and may be annexed hereto, provided that no such interpretive or additional provisions shall contravene the provisions of this Agreement, any applicable federal or state regulations, or any provision of a Fund’s governing documents. No informal interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 8.5	ADDITIONAL FUNDS.

In the event that any management investment company in addition to those listed on Appendix A hereto desires to have the Accounting Agent render services as accounting agent under the terms hereof, it shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such management investment company shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof with respect to such Fund.

SECTION 8.6	ADDITIONAL PORTFOLIOS.

In the event that any Fund establishes one or more series or portfolios of Shares in addition to those set forth on Appendix A hereto with respect to which it desires to have the Accounting Agent render services as accounting agent under the terms hereof, it shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

SECTION 8.7	RESERVED.

SECTION 8.8	RESERVED.

SECTION 8.9	NOTICES.

Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

7.

To the Funds:	THE MARSICO INVESTMENT FUND
c/o Marsico Capital Management, LLC
1200 17th Street, Suite 1600
Denver, Colorado 80202
Attention: Mary L. Watson, Vice President and Secretary
Telephone: 303-454-5600
Telecopy: 303-454-5678

To the Accounting Agent:	STATE STREET BANK AND TRUST COMPANY
Josiah Quincy Building
200 Newport Avenue JQB/3N
North Quincy, Massachusetts 02171
Attention: Michael E. Prendergast, Vice President
Telephone: 617-985-8928
Telecopy: 617-537-5694

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, and in the case of telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

SECTION 8.10	COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement.

SECTION 8.11	SEVERABILITY.

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 8.12	REPRODUCTION OF DOCUMENTS.

This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

8.

SECTION 8.13	BUSINESS CONTINUITY.

The Accounting Agent shall maintain and periodically test and update a commercially reasonable business contingency and disaster recovery plan that also meets any pertinent regulatory standards for registered investment company accounting services. Such plan shall include, without limitation, making reasonable provision for periodic back-up of the computer files and data with respect to the Funds and emergency use of electronic data processing equipment to provide services under this Agreement.

SECTION 8.14	CONFIDENTIALITY.

Confidential information includes all non-public information about the Funds (including all portfolio holdings of the Funds) (together, “Confidential Information”) that is provided to the Accounting Agent by any Fund, any agent of the Funds, or any other entity doing business with the Funds. Confidential Information will not include information which: (a) is or has become available to the general public through no fault of the Accounting Agent; (b) is independently developed by the Accounting Agent; or (c) is rightfully received by the Accounting Agent from a third party without a duty of confidentiality. The Accounting Agent agrees to use commercially reasonable efforts (not less than it uses to protect its own proprietary information) to safeguard the Confidential Information and to prevent the unauthorized or negligent use or disclosure of the Confidential Information. Accounting Agent shall use the Confidential Information for the limited purpose of performing its Fund Accounting responsibilities (and its responsibilities as custodian to the Funds), and to comply with related legal, regulatory or contractual requirements. In addition, the Accounting Agent may aggregate Fund data with similar data of other customers of the Accounting Agent (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents such a sufficiently large sample that no Fund data can be identified either directly or by inference or implication. Accounting Agent may disclose Confidential Information to its regulators, employees, contractors, agents, professional advisors, and auditors, or persons performing similar functions and having a need to know the information, to other service providers to the Funds that need the information to assist in providing services relating to the Funds, or if the Accounting Agent is advised by counsel that it may incur liability for failure to make a disclosure, or at the request or with the written consent of the applicable Fund. Accounting Agent shall promptly notify the Funds in writing of any unauthorized use or disclosure of Confidential Information that is discovered by the Accounting Agent.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

9.

SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

SIGNATURE ATTESTED TO BY:		EACH MANAGEMENT INVESTMENT COMPANY SET FORTH ON APPENDIX A HERETO

/s/ Thomas M.J. Kerwin		By:	/s/ Mary L. Watson
Name:	Thomas M.J. Kerwin		Name:	Mary L. Watson
Title:	Chief Legal Officer,		Title:	Vice President and Secretary,
The Marsico Investment Fund			The Marsico Investment Fund

SIGNATURE ATTESTED TO BY:		STATE STREET BANK AND TRUST COMPANY

/s/ Michael Prendergast		By:	/s/ W. Andrew Fry
Name:	Michael Prendergast		Name:	W. Andrew Fry
Title:	Vice President		Title:	Senior Vice President
State Street Bank and Trust Company			State Street Bank and Trust Company

10.

APPENDIX A

TO

MASTER ACCOUNTING SERVICES AGREEMENT

MANAGEMENT INVESTMENT COMPANIES AND PORTFOLIOS THEREOF, IF ANY

THE MARSICO INVESTMENT FUND

The Marsico Focus Fund

The Marsico Growth Fund (f/k/a The Marsico Growth and Income Fund)

The Marsico 21st Century Fund

The Marsico International Opportunities Fund

The Marsico Flexible Capital Fund

The Marsico Global Fund (if offered)

(i)

APPENDIX B

TO

MASTER ACCOUNTING SERVICES AGREEMENT

DUTIES OF FUND ACCOUNTING AGENT

1.	Maintain the books of account with respect to the Funds in accordance with GAAP Accounting Principles.

2.	Record general ledger entries timely and accurately.

3.	Account for and accrue/calculate daily expenses, including payables, timely and accurately, and in accordance with all directions that the Fund provides.

4.	Account for and accrue/calculate daily income, including dividends and receivables and corporate events timely and accurately, in accordance with any additional directions that the Fund may provide.

5.	Reconcile daily activity to the trial balance, and provide daily account information to the Funds’ investment adviser and administrator as requested.

6.	Prepare account balances timely and accurately.

7.	Maintain historical tax lots for each asset and provide reports or online access, as requested, to the Funds’ administrator and investment advisor for their preparation of wash sale accounting information and security litigation claim documentation.

8.	Record investments purchase and sales.

9.	Reconcile capital stock activity daily with the Funds’ transfer agent and promptly notify the Funds’ transfer agent of any discrepancies.

10.	Provide daily capital stock activity and any related revisions to the daily capital stock activity to the Funds’ investment adviser in a timely manner.

11.	Provide reports as requested to the Funds’ administrator and investment advisor for the monitoring of liquidity of the segregated assets and marking to market daily any segregated accounts.

12.	Record all trade instructions transmitted via trade directive by the investment adviser for the Funds.

13.	Reconcile investment holdings with the Funds’ custodian and promptly notify the Funds’ investment adviser of any discrepancies.

14.	Record cash investment of the Funds in Funds-designated registered money market funds advised by State Street each day based on limits discussed with the Fund’s investment adviser.

15.	Value foreign currency and forwards based on guidelines specified in the Price Source Authorization.

(ii)

16.	Calculate Fund NAVs in a timely manner in accordance with the Funds’ prospectus, as specified in Price Source Authorization or Authorization Matrix, and consistent with Rule 2a-4 under the Investment Company Act of 1940.

17.	Notify and consult with the Funds’ investment adviser promptly in the event that Authorized Pricing Sources fail to meet their obligations to provide the daily prices for portfolio securities, and implement the Funds’ instructions in connection therewith.

18.	Incorporate values for overridden, stale and fair-value priced securities in the daily NAV, in accordance with the Funds’ instructions.

19.	Maintain a record of all price overrides, including information explaining the basis for the override and documentation showing the source and amount of each quotation, if any, as provided by the Funds.

20.	Calculate impact to NAV of pricing overrides or errors upon request.

21.	Transmit final NAV information daily to the Funds’ transfer agent, reporting services, and other parties as instructed by the Funds within the applicable deadlines.

22.	To assist the Funds in complying with requirements of the Sarbanes-Oxley Act of 2002, provide the Funds quarterly certifications to serve as supporting documentation for their disclosure controls and internal controls, covering Accounting Agent’s (i) compliance with the procedures agreed upon herein with respect to the recordkeeping of Fund assets and liabilities and processing of Fund transactions, (ii) design, implementation and maintenance of disclosure controls and procedures and internal control over financial reporting with respect to the services provided to the Funds, (iii) disclosure to Fund management of any significant deficiencies in the design or operation of the internal controls described in Accounting Agent’s most recent SAS 70 Report, (iv) disclosure of any significant changes in internal controls or any corrective actions taken with regard to significant deficiencies and material weaknesses in such internal controls subsequent to the date of the most recent SAS 70 Report, and (v) disclosure of any fraud that involves its management or other employees who have a significant role in the internal controls described in the SAS 70 Report.

(iii)

EXHIBIT A

TO

MASTER ACCOUNTING SERVICES AGREEMENT

Form of Price Source Authorization

And Authorization Matrix

(iv)

SCHEDULE A

TO

MASTER ACCOUNTING SERVICES AGREEMENT

INFORMATION REQUIRED TO BE SUPPLIED TO THE ACCOUNTING AGENT	RESPONSIBLE PARTY
Portfolio Trade Authorizations	Investment Adviser
Currency Transactions	Investment Adviser
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Capital Stock Activity Report	Transfer Agent
Share Dividend/Distribution Schedule	Investment Adviser/Administrator
Share Dividend/Distribution Declaration	Investment Adviser/Administrator
Share Dividend Reconciliation/Confirmation	Transfer Agent
Corporate Actions	Third Party Vendors/Custodian/Investment Adviser
Expense Budget	Investment Adviser/Administrator
Amortization Policy	Investment Adviser
Accounting Policy/Complex Investments	Investment Adviser/Administrator
Audit Management Letter	Auditor
Annual Shareholder Letter	Investment Adviser/Administrator
Annual/Semi-Annual Reports	Investment Adviser/Administrator
Prospectus/SAI Updates	Investment Adviser/Administrator

(i)